CONSULTING AGREEMENT

This Consulting Agreement ("**Agreement**") is entered into effective as of October 1, 2007 ("**Effective Date**") by and between Xcorporeal, Inc. ("**Company**"), and Dr. Hans-Dietrich Polaschegg ("**Consultant**").

Recitals

A. Consultant has professional experience and expertise applicable to Company's business, Company desires to benefit from Consultant's expertise by retaining Consultant, and Consultant desires to perform consulting services for Company. Consultant has no employees and does not use outside contractors for his services.

B. Consultant acknowledges that this Agreement is necessary for the protection of Company's investment in its business, goodwill, technology, products, methods of operation, information, and relationships with its customers and other employees and Consultants.

C. Company acknowledges that Consultant desires definition of Consultant's compensation and other terms of engagement.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

Agreement

1. Services

a. Consultant will provide those services to Company as described on each schedule ("**Schedule**") to this Agreement that is agreed to by the parties from time to time (collectively, the "**Services**").

b. The relationship created by this Agreement will be that of an independent contractor. Consultant is not a partner, joint venturer, agent or employee of Company, and will have no authority to bind or act as agent for Company or its employees for any purpose. Company shall not withhold payroll taxes, and neither Consultant nor its employees or authorized independent contractors shall be covered by health, life, disability, or worker's compensation insurance of Company.

c. Consultant will devote reasonable time and attention to performing the Services in order to timely deliver and meet the agreed deadlines, performance goals and milestones. Consultant will perform the Services for Company in a prompt, professional, diligent and workmanlike manner, and expend efforts of no less than the Expected Hours, as defined in and to the extent specified in any Schedule, if and when applicable.

d. Consultant shall report to the President of the Company, or to such other Company representative(s) as designated by the Company from time to time. When at Company's facilities, Consultant will observe all Company's facilities policies and procedures.

2. Compensation

a. As full consideration for the Services provided by Consultant, Company will pay to Consultant the fees and pursuant to the payment terms as stated in each applicable Schedule.

b. Company will reimburse Consultant for reasonable, necessary and customary expenses incurred by Consultant in the performance of services hereunder, subject to prior written approval of type and amount. All such reimbursement shall be made within thirty (30) days after Company's receipt of supporting documentation and an invoice from Consultant.

c. Company will be permitted to audit Consultant's relevant time reporting, financial and business records in order to confirm the accuracy of all fees and charges due and payable to Consultant, provided that (i) no less than ten (10) days notice is given to Consultant, (ii) the audit is performed during the normal business hours of Consultant and at Consultant's facility, and (iii) no more than one audit is performed during any six (6) calendar month period. Consultant agrees to maintain such records for no less than three (3) years from the date of creation of such information, and will provide reasonable assistance to Company during the audit. If the audit concludes that an overpayment payment has been made by Company, Consultant will within ten (10) days of written notice by Company (i) repay to Company the overpayment amount, and (ii) reimburse Company for its reimbursable expenses.

3. Confidentiality

Consultant will execute Company's standard form of Innovation, Proprietary Information and Confidentiality Agreement (the "**Confidentiality Agreement**"), which is incorporated herein by reference.

4. Competition

Company is aware that Consultant performs services for the medical device industry including hemodialysis equipment manufacturers. Consultant represents to Company that he will terminate any agreement with such companies before taking up work that may conflict with the work for Company at the time this work is specified to be performed or otherwise notify Company of the existence of such a conflict.

5. Indemnification

a. Company will defend, indemnify and hold Consultant harmless from any and all claims or liabilities and costs (including, but not limited to reasonable attorneys' fees and related legal costs) arising out of or relating to (i) Company's business activities, products or technologies, and (ii) Consultant's performance of services for Company under this Agreement, other than those caused by Consultant's negligence or misconduct.

b. Consultant will defend, indemnify and hold Company and its affiliates harmless from any and all claims or liabilities, and costs (including, but not limited to reasonable

attorneys' fees and related legal costs) arising out of or relating to (i) Consultant's gross negligence or misconduct, (ii) any and all, and/or misappropriation of trade secrets arising from any and all acts or omissions of Consultant, and/or (iii) Consultant's entering into this Agreement and the performance by Consultant of the Services hereunder.

c. The indemnifying party will have the right to select counsel reasonably acceptable to the other party. Both parties will jointly cooperate in the defense of any claim. No settlement may be entered into by the indemnified party without the prior written approval of the indemnifying party, which will not be unreasonably withheld or delayed. The above notwithstanding, in the event that the indemnifying party fails to promptly indemnify and defend such claims and/or pay the indemnitee's expenses, as provided above, such indemnitee shall have the right to defend itself, and in that case, the indemnifying party shall reimburse the indemnitee for all of its reasonable attorneys' fees, costs and damages incurred in settling or defending such claims within thirty (30) days of the indemnitee's written requests relative thereto.

d. Other than arising from Consultant's indemnity obligations under Section 5(b)(ii), the maximum liability of Consultant under this Section 5 is the amount equal to all fees paid to Consultant by Company during the twenty-four (24) months period preceding the claim giving rise to the indemnity event.

6. Term and Termination

a. The term of this Agreement commences on the Effective Date and continues on a calendar month-to-month basis thereafter unless either party gives the other at least thirty (30) days prior written notice of an intention not to renew. Notwithstanding any non-renewal of this Agreement, all current Schedules under which Services have not been completed shall remain in full force and effect unless the party giving notice of non-renewal states to the contrary in such non-renewal notice, or unless otherwise stated in the specified Schedule(s). This Agreement may be terminated by the non-defaulting party after ten (10) days written notice reasonably specifying a material breach that it not cured within such time. Upon any termination of this Agreement, Consultant will promptly (i) return and deliver to Company all proprietary and confidential information of Company and such proprietary and confidential information Company is entitled to receive and retain, (ii) destroy and not retain any copies thereto, as and when requested by Company in writing, and (iii) certify in writing to Company that it has complied with the obligations stated herein.

b. Termination of this Agreement for any reason will not affect: (i) Company's obligation to pay for Services previously performed by Consultant or expenses previously incurred by Consultant for which Consultant is entitled to reimbursement, or (ii) Consultant's continuing obligations to Company under this Agreement or the confidentiality agreement, or (iii) either party's non-solicitation obligations, or (iv) either party's indemnification obligations pursuant to Section 5.

c. Applicable provisions of this Agreement shall survive termination and remain in full force and effect as necessary to accomplish the purposes stated therein.

7. General

a. Non-Solicitation. Consultant agrees that during the term of this Agreement and for twelve (12) months thereafter Consultant will not, directly or indirectly, solicit any of Company's employees or independent contractors who were involved in the projects related to this Agreement to work for another person or entity. General advertisements and employment fairs shall not be construed as solicitation for purposes of this section.

b. Disclosure. Company may disclose this Agreement and Consultant's obligations hereunder to any person or entity, including without limitation, future employers or clients. Company will inform Consultant about such disclosure. Neither party will use the other's name in any commercial advertisement or similar material used to promote or sell products, without prior written consent.

c. Severability. The invalidity or unenforceability of any provisions of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provisions. In addition, such provisions will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.

d. Governing Law. The validity, construction and performance of this Agreement will be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

e. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or Consultant's relationship with the Company or its affiliates, including without limitation the issue of arbitrability, will be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. To the maximum extent permitted by applicable law, the prevailing party will be awarded its arbitration, attorney and expert witness fees, costs and expenses. Judgment on any interim or final award of the arbitrator may be entered in any court of competent jurisdiction. If and when Consultant is located outside the United States of America, then the Unicitral Arbitration Rules shall be applied in conjunction with any and all arbitration proceedings.

f. Headings. The sections and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

g. Waiver. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

h. Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by Consultant and the Chairman, President or CEO of Company.

i. Entire Agreement. This Agreement, including the Confidentiality Agreement, is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

Agreed to:

Consultant: Dr. Hans-Dietrich Polaschegg	**Xcorporeal, Inc.**
By: ______________________	By: ______________________
Name: Hans-Dietrich Polaschegg	Name: ______________________
Title: Consultant	Title: ______________________

Schedule No. 1
To
Consulting Agreement

This Schedule No. 1 (“**Schedule**”) to the Consulting Agreement (“**Agreement**”) by and between Xcorporeal, Inc. (“**Company**”) and Dr. Hans-Dietrich Polaschegg (“**Consultant**”), dated effective as of October 1, 2007, is entered into by the parties hereto, effective as of October 1, 2007.

The parties agree as follows:

1. <u>Services Description and Scope</u>: Such general technical and scientific work as requested from time to time by Company related to the following products: (a) a wearable/portable device for ultrafiltration, (b) a wearable artificial kidney (not until after April 30, 2008, and provided that my Services have not been earlier terminated.), (c) a portable dialysis machine for the ICU based on sorption technology, and (d) a portable dialysis machine for home based on sorption technology.

2. <u>Assigned Individuals</u>: None

3. <u>Term of Services</u>: Month-to-month, subject to Section 6(a) of the Agreement.

4. <u>Payment Provisions</u>:

USD $5000/ month for 24 hours; 15 minute minimum increments, plus 200 € for each hour thereafter.

Travel time will not be charged with the understanding that Consultant will not be required to travel to Los Angeles, California for only a one day meeting, but will travel to Los Angeles for a one day meeting if in conjunction with a trade or other scientific conference.

Agreed to:

Consultant: Dr. Hans-Dietrich Polaschegg	**Xcorporeal, Inc.**
By: [signature]	By: ______________
Name: Hans-Dietrich Polaschegg	Name: ______________
Title: Consultant	Title: ______________